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                                                                     EXHIBIT 5.1

                                October 13, 1998

Area Bancshares Corporation
230 Frederica Street
Owensboro, Kentucky 42301

Ladies and Gentlemen:

         This opinion is given in connection with the filing by Area Bancshares Corporation ("Area"), a corporation organized and existing under the laws of the Commonwealth of Kentucky, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 ("Registration Statement") with respect to the shares of no par value common stock of Area ("Area Common Stock") to be issued in connection with the proposed Merger of Peoples Bancorp of Winchester, Inc.("Peoples") with Area (the "Merger").

         The Merger is intended to be effected pursuant to an Agreement and Plan of Merger dated as of August 24, 1998 (the "Agreement") between Area and Peoples, pursuant to which each outstanding share of no par value common stock of Peoples (other than shares held by Peoples, Area or their subsidiaries or by shareholders who perfect their dissenters' rights) will be converted into and exchanged for the right to receive 17.333333 shares of Area Common Stock.

         In rendering this opinion, I have examined such corporate records and documents, including the Agreement, as I have deemed relevant and necessary as the basis for the opinion set forth herein.

         Based upon the foregoing, it is my opinion that the shares of Area Common Stock, when issued to the holders of Peoples Common Stock on the terms and upon the fulfillment of the conditions set forth in the Agreement, will be validly issued, fully paid and non-assessable under the Kentucky Business Corporation Act.

         I hereby consent to the use of this opinion and to the reference made to me under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                   Very truly yours,



                                   /s/ Timothy O. Shelburne